Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-1 pursuant to Rule 462(b) of the Securities Act of 1933 of Movano Inc. of our report dated March 10, 2021, relating to the financial statements of Movano Inc. as of December 31, 2020 and 2019 and for the years then ended (which report expresses an unqualified opinion and includes an explanatory paragraph regarding a going concern uncertainty), and to the reference to our firm under the heading “Experts” in the Registration Statement on Form S-1 (No. 333-252671) and related Prospectus.

/s/ Moss Adams LLP

San Francisco, California

March 23, 2021